Exhibit 99.1

NEWS RELEASE

Green Plains Announces 50% Increase in Quarterly Cash Dividend

OMAHA, NEB. (GLOBE NEWSWIRE) – August 12, 2015  – The Board of Directors of Green Plains Inc. (NASDAQ: GPRE) today declared a quarterly cash dividend of $0.12 per share on the Company’s common stock. The cash dividend announced represents a 50% increase from the previous dividend.

The dividend will be payable on September 18, 2015 to shareholders of record as of the close of business August 28, 2015.

About Green Plains Inc.

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, cattle feedlot operations, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains is the parent company of Green Plains Partners LP (NASDAQ: GPP), a fee-based Delaware limited partnership recently formed to provide ethanol and fuel storage, terminal and transportation services by owning, operating, developing and acquiring ethanol and fuel storage tanks, terminals, transportation assets and other related assets and businesses.

Contact: Jim Stark,  Vice President - Investor and Media Relations,  Green Plains Inc. (402) 884-8700

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